Exhibit 99.1

Angion Biomedica Corp. Announces
Closing of $117 Million Initial Public Offering and Concurrent Private Placement, Including Full
Exercise of Underwriters’ Option to Purchase Additional Shares

Uniondale, NY – February 9, 2021 – Angion Biomedica Corp. (Angion) (NASDAQ:ANGN), a late-stage biopharmaceutical company focused on the discovery, development and commercialization of novel small molecule therapeutics to address acute organ injuries and fibrotic diseases, today announced the closing of $117 million in gross proceeds from its previously announced initial public offering and concurrent private placement.

The intital public offering of 5,750,000 shares of common stock at a public offering price of $16.00 per share includes the full exercise by the underwriters of their option to purchase an additional 750,000 shares of common stock. Aggregate gross proceeds to Angion were $92.0 million, before deducting underwriting discounts, commissions and offering expenses. All of the shares in the initial public offering were offered by Angion.

In addition to the shares being sold in the initial public offering, Angion  closed a concurrent private placement of an additional 1,562,500 shares of its common stock at the public offering price of $16.00 per share to entities affiliated with Vifor International, Ltd., an existing stockholder, for aggregate gross proceeds of $25.0 million. The sale of these shares of common stock was not registered under the Securities Act of 1933, as amended, and the sold shares are subject to a 180-day lock-up agreement.

Angion’s common stock is now listed on The Nasdaq Global Select Market under the ticker symbol “ANGN”.

Cowen and Stifel acted as joint book-running managers for the initial public offering. H.C. Wainwright & Co. and Oppenheimer & Co. acted as co-lead managers for the initial public offering.

A registration statement relating to the shares sold in the initial public offering was declared effective by the Securities and Exchange Commission on February 4, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained from: Cowen and Company, LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Attention: Prospectus Department, by telephone at (833) 297-2926 or by email at PostSaleManualRequests@broadridge.com; or Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, California 94104, by telephone at (415) 364-2720 or by email at syndprospectus@stifel.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

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Contact:

Daniel Ferry

LifeSci Advisors

617-430-7576

daniel@lifesciadvisors.com